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                                                                     Exhibit 8.1
To Call Writer Direct:
 212 446-4800


                                                   August 24, 1999




Team Health, Inc.
1900 Winston Road
Knoxville, TN 37919

         Re: Offer by Team Health, Inc. to Exchange any and all of Its Outstanding Series A 12% Senior Subordinated Notes Due 2009 for Its Series B 12% Senior Subordinated Notes Due 2009


                  We have acted as counsel to Team Health, Inc. (the "Company") in connection with its offer (the "Exchange Offer") to exchange any and all of its Series A 12% Senior Subordinated Notes Due 2009 (the "Old Securities") for its Series B 12% Senior Subordinated Notes Due 2009 (the "New Securities").

                  You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon Amendment No. 2 to the Company's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on August 23, 1999 (the "Registration Statement"), and such other documents as we deemed necessary.

                  On the basis of the foregoing, it is our opinion that the exchange of the Old Securities for the New Securities pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes.

                  The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or that a court would reach the same conclusion. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.